[GRAPHIC OMITTED]                                                  Press Release
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                                         Contact:  Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700


                FOAMEX NAMES JOHN C. CULVER TO BOARD OF DIRECTORS

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LINWOOD, PA, December 17, 2004 - Foamex  International Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, announced today that John C. Culver has been named to the Company's Board of Directors, effective immediately.

Raymond E. Mabus, Chairman of the Board, said, "I am pleased to announce that John is rejoining the Foamex Board. A former U.S. Senator, John has had a very distinguished career. His independent thinking and his breadth of experience make him an extremely valuable member of our board."

Mr. Culver said, "I am pleased to be re-joining the Foamex Board and look forward to helping the company achieve its long-term growth strategy and deliver superior products and results for its customers and stakeholders."

Mr. Culver has served as Partner and later Counsel to the law firm Arent Fox since 1981, where he established the Government Relations practice and also served on the firm's executive committee. From 1975 to 1981, Mr. Culver was a member of the U.S. Senate and served on the Armed Services Committee and chaired the Subcommittee on Research and Development, as well as the Judiciary, and Environment and Public Works Committees. For ten years beginning in 1965, Mr. Culver was a member of the U.S. House of Representatives from Iowa and was a member of the Foreign Affairs Committee, Government Operations Committee and Chairman of the Democratic Study Group. Mr. Culver is a graduated with honors from Harvard College and is also a graduate of Harvard Law School. He also attended Emmanuel College, Cambridge University, as the Lionel de Jersey Harvard Scholar.

Mr. Culver has been the recipient of six honorary degrees and dozens of national awards. He served on the J. William Fulbright Foreign Scholarship Board, the Council on Foreign Relations, the Trilateral Commission, the Board of Overseers of Harvard University and the JFK Presidential Library Board of Directors. He was inducted into the Harvard University Football Hall of Fame in 1978.

He is on the Franklin and Eleanor Roosevelt Institute Board of Governors and is a Director of the American Fund for Emmanuel College, Cambridge University, England.

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He is Chair of the Senior Advisory Committee of the Institute of Politics of the
John F. Kennedy School of Government.

Mr. Culver is the co-author of American Dreamer, The Life and Times of Henry A. Wallace. He has been guest lecturer at Cambridge University England and has taught at the Washington School of Law at American University.

Mr. Culver formerly served on the Foamex Board of Directors from October 2001 through December 2002.

About Foamex  International  Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.